Exhibit 4.17

PA-1	INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

MAGNEGAS CORPORATION

[_________] SHARES PAR VALUE $.001 EACH
SERIES A PREFERRED STOCK

Luisa Ingargiola, Chief Financial Officer	Ermanno Santilli, Chief Executive Officer